Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., April 25, 2005  -  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended March 31, 2005, of $495,000, or $.76 per common share, compared to net income of $479,000, or $.74 per common share for the three months ended March 31, 2004.

First quarter income increased $16,000, or 3.3%, from the first quarter of 2004.  Net interest income after provision for loan losses decreased $7,000, to $2.2 million, which is the net result of a $91,000 decrease in total interest income, primarily resulting from decreases in principal balances as yields on earning assets remained relatively constant compared to prior year, and by an $84,000 decrease in interest expense.

Non-interest income decreased $99,000, or 15.5% compared to 2004. The decrease in non-interest income was primarily due to decreases in security gains of $81,000 and gains on the sale of mortgage loans of $20,000. This decrease was due primarily to decreased mortgage refinance demand compared to prior year. In addition, other income decreased by $23,000 compared to 2004, due to fluctuation in the market value of derivatives related to investment certificates of deposit. Decreases were partially offset by an increase in deposit service charges of $25,000.  Trust and farm management fee income remained constant at $114,000 in 2005 compared to the same period in 2004.

Non interest expense was $2.1 and $2.2 million for the three months ended March 31, 2005 and 2004.  Salaries and benefits, the largest component of non interest expense, decreased $4,000, or .34%, to $1.2 million.  Increases in occupancy and equipment expense of $33,000, data processing expense of $5,000, and supplies expense of $3,000, were offset by decreases in other expenses of $126,000, professional fees of $10,000, and advertising expense of $4,000. The increase in supplies and occupancy and equipment expenses was due primarily to increased personnel, supplies and depreciation on capital expenditures related to additional facilities in Morris and Streator. Decreases in other expenses resulted from reduced amortization expense of $80,000 in 2005 compared to $100,000 in 2004. Amortization is related to the core deposit intangible resulting from the purchase of the Streator branches. In addition, decreases in reimbursable expenses of the holding company, directors life insurance expense and other real estate owned expense made up the majority of the $126,000 decrease in other expenses in 2005.

Total assets at March 31, 2005 decreased to $283.8 million from $288.7 million at December 31, 2004.  Total deposits at March 31, 2005, were $252.9 million, compared to $254.0 million at December 31, 2004.  Total equity at March 31, 2005, and December 31, 2004, was $23.0 million and $23.9 million respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, and plan to open a new branch in Yorkville during the second quarter of 2005.  All information at and for the period ended March 31, 2005, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.